exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports, dated May 26, 2009, incorporated herein by reference, with respect to Legg Mason Partners Intermediate-Term Municipals Fund, Legg Mason Partners New Jersey Municipals Fund, Legg Mason Partners Pennsylvania Municipals Fund and Legg Mason Partners New York Municipals Fund, each a series of the Legg Mason Partners Income Trust, as of March 31, 2009, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

July 24, 2009